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                                                                    Exhibit 4.01


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT



This amendment, dated as of April 30, 1999, amends the Rights Agreement (the "Rights Agreement"), dated as of July 19, 1996, between Nashua Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.


WITNESSETH:
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WHEREAS, on July 19, 1996, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one one-hundredth of a share of the Company's Series B Participating Preferred Stock;

WHEREAS, on July 19, 1996, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

WHEREAS, on July 19, 1996, the Company and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors now desire to amend certain provisions of the Rights Agreement.

NOW, THEREFORE, the Rights Agreement, as amended to date, is hereby further amended as follows:

         (1)      Delete Section 23(c) in its entirety;

         (2)      Delete the proviso at the end of the second sentence of
                  Section 27; and

         (3) Delete Section 31 in its entirety and substitute the following:

                  "Section 31. SEVERABILITY.

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated."



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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the
Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                     NASHUA CORPORATION



By ____________________________             By _____________________________
   Peter C. Anastos, Secretary                 Gerald G. Garbacz
                                               Chairman, President and
                                               Chief Executive Officer



Attest:                                     THE FIRST NATIONAL BANK OF BOSTON



By ____________________________             By _____________________________